Exhibit 5.1

    Proskauer Rose LLP    One International Place, Boston, MA 02110-2600

October 8, 2018

Altimmune, Inc.

910 Clopper Road, Suite 201S

Gaithersburg, Maryland

Ladies and Gentlemen:

We have acted as counsel to Altimmune, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a preliminary prospectus supplement, dated October 7, 2018 (the “Preliminary Prospectus Supplement”), and a final prospectus supplement, dated October 8, 2018 (the “Final Prospectus Supplement” and together with the Preliminary Prospectus Supplement, the “Prospectus Supplement”), to the prospectus, dated March 30, 2017, included as part of a registration statement (the “Registration Statement”) on Form S-3 (No. 333-217034) relating to the offer and sale of (i) 2,767,356 common units (each a “Common Unit”), each Common Unit consisting of one share of common stock, $0.0001 par value per share (each a “Share”) and a warrant to purchase one Share (each a “Common Warrant” and each Share underlying a Common Warrant, a “Common Warrant Share”), and (ii) 1,862,274 pre-funded units (each a “Pre-funded Unit” and together with the Common Units, the “Units”), each Pre-funded Unit consisting of a pre-funded warrant to purchase one Share (each a “Pre-funded Warrant,” and together with the Common Warrants, the “Warrants,” and each Share underlying a Pre-funded Warrant, a “Pre-funded Warrant Share,” and together with the Common Warrant Shares, the “Warrant Shares”) and one Common Warrant. The Units, the Shares, the Warrants and the Warrant Shares are collectively referred to as the “Securities.”

As such counsel, we have participated in the preparation of the Prospectus Supplement and have examined originals or copies of such documents, corporate records and other instruments as we have deemed relevant, including, without limitation: (i) the amended and restated certificate of incorporation of the Company as in effect on the date hereof and as amended to date; (ii) the bylaws of the Company, as in effect on the date hereof and as amended to date; (iii) resolutions of the Board of Directors of the Company; (iv) the Placement Agency Agreement (the “Placement Agency Agreement”) entered into between the Company and Roth Capital Partners, LLC (“Roth”); (v) the waiver of certain lock-up restrictions provided by Roth to the Company in connection with the Placement Agency Agreement; (vi) the Securities Purchase Agreement, by and among the Company and each purchaser identified therein (the “Securities Purchase Agreement”); (vii) the form of the Warrants; (viii) the form of the Pre-funded Warrants; (ix) the Registration Statement, together with the exhibits filed as a part thereof and including any documents incorporated by reference therein; (x) the Prospectus Supplement, including any documents incorporated by reference therein; and (xi) such other certificates, statutes and other instruments and documents as we consider appropriate for purposes of the opinions hereafter expressed.

We have made such examination of law as we have deemed necessary to express the opinion contained herein. As to matters of fact relevant to this opinion, we have relied upon, and assumed without independent verification, the accuracy of certificates of public officials and officers of the Company. We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of such copies.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion, assuming no change in the applicable law or pertinent facts, that:

1.

The Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Securities Purchase Agreement, the Shares will be validly issued, fully paid and non-assessable.

2.

The Units have been duly authorized for issuance and, when the Units are issued and paid for in accordance with the terms and conditions of the Securities Purchase Agreement, the Units will constitute valid and legally binding obligations of the Company.

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3.

The Warrants have been duly authorized and, upon delivery of the consideration as provided in the Securities Purchase Agreement, will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in equity or at law), including, without limitation, principles regarding good faith and fair dealing (including the possible unavailability of specific performance or injunctive relief, concepts of materiality and reasonableness, and the discretion of the court before which a proceeding is brought).

4.

The Warrant Shares issuable upon exercise of the Warrants have been duly authorized and, when issued upon exercise of the Warrants in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.

This opinion is limited in all respects to the General Corporation Law of the State of Delaware, and, as to the Warrants constituting valid and legally binding obligations of the Company, with respect to the laws of the State of New York, and we express no opinion as to the laws, statutes, rules or regulations of any other jurisdiction. The reference and limitation to the “General Corporation Law of the State of Delaware” includes all applicable Delaware statutory provisions of law and reported judicial decisions interpreting these laws.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report on Form 8-K to be filed by the Company with the Commission on October 8, 2018, and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement, and we further consent to the incorporation of this opinion by reference into the Registration Statement and Prospectus Supplement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Proskauer Rose LLP

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